Emergent BioSolutions Announces Strategic Steps to Strengthen Core Business and Financial Position
Actions bring sharpened focus on MCM and NARCAN® Nasal Spray products
Expected to improve operational efficiencies and deliver annual cost savings over $100 million annually

GAITHERSBURG, Md., August 8, 2023 (GLOBE NEWSWIRE) – Emergent BioSolutions (NYSE: EBS) today announced it is reducing investment in and de-emphasizing focus on growth in its CDMO services business. As a result, Emergent is reducing operations at its Bayview facility in Baltimore, Maryland.
Additionally, Emergent will reduce operations at its facility in Canton, Massachusetts, in response to changes in the volume of U.S. government procurements of medical countermeasures. This action will also result in a small reduction in operations at the company’s Rockville, Maryland, drug product facility.
Going forward, Emergent will focus on its core products business – medical countermeasures and NARCAN® Nasal Spray –and on delivering for its existing customers, including the U.S. and allied governments. Emergent will maintain a level of operations at both Bayview and Canton to ramp up production in response to new demand.
“The actions we are taking will further strengthen our core products business and financial foundation,” said Emergent interim CEO Haywood Miller. “This will better align Emergent’s businesses with a focus on our core products and delivering for the needs of our customers. It will provide us with flexibility to respond to future customer demand while responsibly maintaining manufacturing infrastructure deemed critical to respond to public health threats.”
Paul Williams, Senior Vice President, Products, added, “Our focus is in the areas in which we are uniquely equipped to have a positive impact. We remain committed to partnering with the U.S. and allied governments to help address public health threats including anthrax, smallpox, and Ebola while also successfully increasing access to NARCAN Nasal Spray as an over-the-counter treatment to help address America’s opioid overdose epidemic and give people in crisis a second chance.”
These strategic actions will lead to a reduction of approximately 400 employees across all areas of the company. In combination with other cost reduction initiatives, these actions are expected to result in annualized savings of over $100 million when fully implemented. The costs associated with these actions are estimated to be approximately $19 million - $21 million and are expected to be incurred in the third quarter of 2023.
As a result of the strategic shift away from Emergent’s services business, the company is eliminating the Chief Operating Officer (COO) role. As such, Adam Havey, Executive Vice President and current COO, will be leaving the company on September 30, 2023. Bill Hartzel, Senior Vice President and head of bioservices, will assume responsibility for manufacturing operations and will join the Executive Management Team reporting to the interim CEO.
“Changes like these are never easy as they impact many of our colleagues,” said Miller. “I want to thank Adam for his more than 20 years of service to Emergent, and all those who are affected by these actions for their dedication and contributions. Emergent is committed to working with impacted employees to help transition them to new opportunities.”

Since the beginning of 2023, Emergent has successfully completed several key strategic milestones, including:
•Securing contracts with the U.S. government to procure ACAM2000, Emergent’s smallpox vaccine, as well as BAT, VIGIV and RSDL.
•FDA approval to make NARCAN Nasal Spray the first opioid overdose reversal agent available over-the-counter. The launch of OTC NARCAN Nasal Spray is still on track for later this summer.
•Final approval of the biologics license application for CYFENDUS, Emergent’s second anthrax vaccine previously known as AV7909.
•A new contract with BARDA valued at up to $704 million for advanced development, manufacturing scale-up, and procurement of Ebanga™, an FDA licensed treatment for Ebola virus disease.
•Completing the sale of Emergent’s travel health business.
•Amending and extending its debt obligations.

Emergent will report its second quarter 2023 financial results today and will host a conference call at 5:00 pm eastern time to discuss the financial results for the second quarter of 2023, recent business developments, revenue guidance for the third quarter of 2023, and financial outlook for full year 2023.

About Emergent BioSolutions
At Emergent, our mission is to protect and enhance life. For over 20 years, we’ve been at work defending people from things we hope will never happen—so we are prepared just in case they ever do. We provide solutions for complex and urgent public health threats through a portfolio of vaccines and therapeutics that we develop and manufacture for governments and consumers. We also offer a range of integrated contract development and manufacturing services for pharmaceutical and biotechnology customers. To learn more about how we plan to protect or enhance 1 billion lives by 2030, visit our website and follow us on LinkedIn, Twitter and Instagram.
SAFE HARBOR STATEMENT
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding the expected timing for implementation of its restructuring activities, its total and cash cost, our ability to achieve the objectives of the restructuring, including our future results and any other statements containing the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” and similar expressions, are forward-looking statements. These forward-looking statements are based on our current intentions, beliefs and expectations regarding future events. We cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, we do not undertake to update any forward-looking statement to reflect new information, events or circumstances.
Emergent BioSolutions Contacts:

Investor Contact:
Robert G. Burrows
Vice President, Investor Relations
240-631-3280
burrowsr@ebsi.com

Media Contact:
Matt Hartwig
Senior Director, Media Relations
mediarelations@ebsi.com
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